Exhibit 4.14

AMENDMENT TO

WARRANT TO PURCHASE SHARES OF

COMMON STOCK, NO PAR VALUE, OF

ROCKWELL MEDICAL TECHNOLOGIES, INC.

This Amendment (“Amendment”), dated November 1, 2011, amends the Warrant dated June 19, 2009 and issued by Rockwell Medical Technologies, Inc. (“Company”) to Emerald Asset Advisors, LLC (“Holder”) as of November 5, 2008 (the “Warrant”).

WHEREAS, the Company and Holder have determined that the terms of this Amendment are in the Company’s best interests and have provided written consent to this Amendment as required by Section 8(c) of the Warrant;

NOW THEREFORE, the Warrant is amended as set forth below.

1.	The second sentence of Section 1(b) of the Warrant is amended and restated in its entirety to read as follows:

The Tranche B Warrants and the Tranche C Warrants will expire at May 4, 2012 at 5:00 p.m. Eastern time.

2.	The term “Warrant” as used in the Warrant shall be deemed to refer to the Warrant as amended hereby.

3.	Except as specifically modified herein, the remaining provisions of the Warrant remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed by a duly authorized officer as of the date first set forth above.

ROCKWELL MEDICAL TECHNOLOGIES, INC.

By: /s/ Thomas E. Klema

Thomas E. Klema

Chief Financial Officer and Treasurer